Exhibit 10.11.21

EXECUTION VERSION

TWENTY-FIRST AMENDMENT TO CREDIT AGREEMENT
THIS TWENTY-FIRST AMENDMENT TO CREDIT AGREEMENT (this “Twenty-first Amendment”) is made and entered into as of February 28, 2012, by and among the financial institutions identified on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO CAPITAL FINANCE, INC. (formerly known as WELLS FARGO FOOTHILL, INC.), a California corporation, as arranger and administrative agent for the Lenders (in such capacities, together with any successor arranger and administrative agent, “Agent”), and TRC COMPANIES, INC., a Delaware corporation (the “Administrative Borrower”), on behalf of all Borrowers.
WITNESSETH:
WHEREAS, the Administrative Borrower, the Administrative Borrower's Subsidiaries party thereto, the Lenders and Agent are parties to that certain Credit Agreement dated as of July 17, 2006 (as amended as of October 31, 2006, as of November 29, 2006, as of December 29, 2006, as of January 31, 2007, as of July 30, 2007, as of September 25, 2007, as of November 28, 2007, as of December 14, 2007, as of March 3, 2008, as of April 4, 2008, as of April 22, 2008, as of May 20, 2008, as of August 19, 2008, as of May 29, 2009, as of January 19, 2010, as of January 28, 2011, as of February 25, 2011, as of June 6, 2011, as of August 15, 2011, and as of August 31, 2011, and as the same may be further amended, modified, supplemented or amended and restated from time to time, the “Credit Agreement”); and
WHEREAS, Agent, the Lenders and the Borrowers have agreed to amend the Credit Agreement, all as herein provided subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the agreements and provisions herein contained, the parties hereto do hereby agree as follows:
Section 1.Definitions. Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

Section 2.Amendments to Credit Agreement. Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended, as of the Effective Date (as defined in Section 4 below), as follows:

2.01.    Amendment to Section 2.12. Section 2.12(a) of the Credit Agreement is hereby amended by deleting the words “the Letter of Credit Usage would exceed $25,000,000” in clause (ii) thereof and inserting “the Letter of Credit Usage would exceed $15,000,000” in lieu thereof.

2.02.    Amendment to Section 3.3. Section 3.3 of the Credit Agreement is hereby amended by deleting the words “July 17, 2013” therein and inserting “July 17, 2014” in lieu thereof.

2.03.    Amendment to Section 6.19. Section 6.19 of the Credit Agreement is hereby amended by deleting it in its entirety.

2.04.    Amendments to Schedule 1.1 of the Credit Agreement. Schedule 1.1 of the Credit Agreement is hereby amended as follows:

2.04.1. Definition of Base LIBOR Rate in Schedule 1.1. The definition of “Base LIBOR Rate” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the definition of “Base LIBOR Rate” set forth therein and inserting the following in lieu thereof with respect to all sums outstanding on and after the Effective

Exhibit 10.11.21

Date:
““Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.”
2.04.2. Definition of Base Rate in Schedule 1.1. The definition of “Base Rate” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the definition of “Base Rate” set forth therein and inserting the following in lieu thereof with respect to all sums outstanding on and after the Effective Date:

““Base Rate” means the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.”
2.04.3. Definition of Base Rate Margin in Schedule 1.1. The definition of “Base Rate Margin” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the definition of “Base Rate Margin” set forth therein and inserting the following in lieu thereof with respect to all sums outstanding on and after the Effective Date:
““Base Rate Margin” means, as of any date of determination:
(a)    For the period from and including the Twenty-first Amendment Effective Date to but excluding the effective date of any determination of the Base Rate Margin pursuant to clause (c) below, 2.75 percentage points per annum (the “Initial Base Rate Margin”).
(b)    Thereafter, so long as no Event of Default has occurred and is continuing, the relevant Base Rate Margin set forth in the table below that corresponds to the applicable TTM EBITDA of Parent and its Subsidiaries set forth opposite thereto (as determined in accordance with clause (c) below). At any time that an Event of Default has occurred and is continuing, the “Base Rate Margin” shall be reset to the Initial Base Rate Margin.

TTM EBITDA	Base Rate Margin
Less than or equal to $10,000,000	2.75 percentage points
Greater than $10,000,000 but less than or equal to $13,000,000	2.25 percentage points
Greater than $13,000,000	2.00 percentage points

(c)    The Base Rate Margin shall be determined from time to time pursuant to clause (b) above on the first day of the month following the date on which Parent delivers to Agent a quarterly Compliance Certificate in accordance with Section 5.3, commencing with the delivery by Parent of the Compliance Certificate for the fiscal quarter of Parent ended immediately after the Twenty-first Amendment Effective Date. In the event that a quarterly Compliance Certificate is not provided to Agent in accordance with Section 5.3, the Base Rate Margin shall be set at the Initial Base Rate Margin as of the first day of the month following the date on which such quarterly Compliance Certificate was required to be delivered until the date on which such quarterly Compliance Certificate is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default arising as a result of Parent's and Borrowers' failure to timely deliver such quarterly Compliance Certificate, the Base Rate Margin shall be set at the relevant Base Rate Margin set forth in the table above based upon the calculation of TTM EBITDA of Parent and its Subsidiaries set forth in such quarterly Compliance Certificate). If the aforementioned

Exhibit 10.11.21

financial statements are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such financial statements otherwise proves to be false or incorrect such that the Base Rate Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under the Agreement shall immediately be recalculated at such higher rate for any applicable periods and shall be due and payable on demand.”
2.04.4. Definition of LIBOR Rate Margin in Schedule 1.1. The definition of “LIBOR Rate Margin” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the definition of “LIBOR Rate Margin” set forth therein and inserting the following in lieu thereof with respect to all sums outstanding on and after the Effective Date:
““LIBOR Rate Margin” means, as of any date of determination:
(a)    For the period from and including the Twenty-first Amendment Effective Date to but excluding the effective date of any determination of the LIBOR Rate Margin pursuant to clause (c) below, 3.50 percentage points per annum (the “Initial LIBOR Rate Margin”).
(b)    Thereafter, so long as no Event of Default has occurred and is continuing, the relevant LIBOR Rate Margin set forth in the table below that corresponds to the applicable TTM EBITDA of Parent and its Subsidiaries set forth opposite thereto (as determined in accordance with clause (c) below). At any time that an Event of Default has occurred and is continuing, the “LIBOR Rate Margin” shall be reset to the Initial LIBOR Rate Margin.

TTM EBITDA	LIBOR Rate Margin
Less than or equal to $10,000,000	3.50 percentage points
Greater than $10,000,000 but less than or equal to $13,000,000	3.25 percentage points
Greater than $13,000,000	3.00 percentage points

(c)    The LIBOR Rate Margin shall be determined from time to time pursuant to clause (b) above on the first day of the month following the date on which Parent delivers to Agent a quarterly Compliance Certificate in accordance with Section 5.3, commencing with the delivery by Parent of the Compliance Certificate for the fiscal quarter of Parent ended immediately after the Twenty-first Amendment Effective Date. In the event that a quarterly Compliance Certificate is not provided to Agent in accordance with Section 5.3, the LIBOR Rate Margin shall be set at the Initial LIBOR Rate Margin as of the first day of the month following the date on which such quarterly Compliance Certificate was required to be delivered until the date on which such quarterly Compliance Certificate is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default arising as a result of Parent's and Borrowers' failure to timely deliver such quarterly Compliance Certificate, the LIBOR Rate Margin shall be set at the relevant LIBOR Rate Margin set forth in the table above based upon the calculation of TTM EBITDA of Parent and its Subsidiaries set forth in such quarterly Compliance Certificate). If the aforementioned financial statements are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such financial statements otherwise proves to be false or incorrect such that the LIBOR Rate Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under the Agreement shall immediately be recalculated at such higher rate for any applicable periods and shall be due and payable on demand.”
2.04.5. Definition of Maximum Revolver Amount in Schedule 1.1. The definition of “Maximum Revolver Amount” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the definition of “Maximum Revolver Amount” set forth therein and inserting the following in lieu thereof:

““Maximum Revolver Amount” means (a) at any time prior to a Successful Syndication, $65,000,000 less the Syndication Reserve and (b) at any time from and after a Successful Syndication, $65,000,000 less the excess, if any, of $15,000,000 over the aggregate amount of additional Total Commitment raised in a Successful

Exhibit 10.11.21

Syndication.”
2.04.6. Definition of Post-Syndication Reserve in Schedule 1.1. The definition of “Post-Syndication Reserve” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting it in its entirety.

2.04.7. Definition of Successful Syndication in Schedule 1.1. The definition of “Successful Syndication” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the definition of “Successful Syndication” set forth therein and inserting the following in lieu thereof:

““Successful Syndication” means that, after the Twenty-first Amendment Effective Date, one or more financial institutions shall have agreed to become a “Lender” under the Credit Agreement such that the aggregate Total Commitments of the Lenders, after giving effect to such syndication, shall be greater than $50,000,000.”
2.04.8. Definition of Twenty-first Amendment Effective Date in Schedule 1.1. Schedule 1.1 to the Credit Agreement is hereby amended by adding the following new definition in proper alphabetical order:

““Twenty-first Amendment Effective Date” means the “Effective Date” under the Twenty-first Amendment to Credit Agreement dated as of February 28, 2012, among the Administrative Borrower, Agent and the Lenders party thereto.”

2.05.    Amendment to Schedule C-1. Schedule C-1 to the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the new Schedule C-1 attached as Annex A hereto.

Section 3.Representations and Warranties. In order to induce Agent and the Lenders to enter into this Twenty-first Amendment, the Administrative Borrower, for itself and on behalf of all of the other Borrowers, hereby represents and warrants that:

3.01.    No Default. At and as of the date of this Twenty-first Amendment and at and as of the Effective Date and both prior to and after giving effect to this Twenty-first Amendment, no Default or Event of Default exists and is continuing.

3.02.    Representations and Warranties True and Correct. At and as of the date of this Twenty-first Amendment and both prior to and after giving effect to this Twenty-first Amendment, each of the representations and warranties contained in the Credit Agreement and other Loan Documents is true and correct in all material respects.

3.03.    Corporate Power, Etc. Administrative Borrower (a) has all requisite corporate power and authority to execute and deliver this Twenty-first Amendment and to consummate the transactions contemplated hereby for itself and, in the case of Administrative Borrower, on behalf of all of the other Borrowers, and (b) has taken all action, corporate or otherwise, necessary to authorize the execution and delivery of this Twenty-first Amendment and the consummation of the transactions contemplated hereby for itself and, in the case of Administrative Borrower, on behalf of all of the other Borrowers.

3.04.    No Conflict. The execution, delivery and performance by Administrative Borrower (on behalf of itself and all of the other Borrowers) of this Twenty-first Amendment will not (a) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment or decree of any court or other Governmental Authority binding on any Borrower, (b) conflict with or result in any breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (d) require any approval of any Borrower's interestholders or any approval or consent of any Person under any material contractual obligation of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

3.05.    Binding Effect. This Twenty-first Amendment has been duly executed and delivered by the

Exhibit 10.11.21

Administrative Borrower (on behalf of itself and all of the other Borrowers) and constitutes the legal, valid and binding obligation of the Administrative Borrower (on behalf of itself and all of the other Borrowers), enforceable against the Administrative Borrower (on behalf of itself and all of the other Borrowers) in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors' rights generally, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.Conditions. This Twenty-first Amendment shall be effective upon the fulfillment by the Borrowers, in a manner satisfactory to Agent and the Lenders, of all of the following conditions precedent set forth in this Section 4 (such date, the “Effective Date”):

4.01.    Execution of the Twenty-first Amendment. Each of the parties hereto shall have executed an original counterpart of this Twenty-first Amendment and shall have delivered (including by way of telefacsimile or electronic mail) the same to Agent.

4.02.    Fee Letter. Each of the Borrowers shall have executed an original counterpart of the Fee Letter dated as of the date hereof (the “Twenty-first Amendment Fee Letter”) among the Borrowers and Agent related to this Twenty-first Amendment and shall have delivered (including by way of telefacsimile or electronic mail) the same to Agent. All fees required to be paid under the Twenty-first Amendment Fee Letter on or prior to the date hereof shall have been so paid in accordance therewith.

4.03.    Representations and Warranties. As of the Effective Date, the representations and warranties set forth in Section 3 hereof shall be true and correct.

4.04.    Compliance with Terms. Borrowers shall have complied in all respects with the terms hereof and of any other agreement, document, instrument or other writing to be delivered by Borrowers in connection herewith.

4.05.    Delivery of Other Documents. Agent shall have received all other instruments, documents and agreements as Agent may reasonably request, in form and substance reasonably satisfactory to Agent.

Section 5.Miscellaneous.

5.01.    Continuing Effect. Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

5.02.    No Waiver; Reservation of Rights. This Twenty-first Amendment is limited as specified and the execution, delivery and effectiveness of this Twenty-first Amendment shall not operate as a modification, acceptance or waiver of any provision of the Credit Agreement, or any other Loan Document, except as specifically set forth herein. Notwithstanding anything contained in this Twenty-first Amendment to the contrary, Agent and the Lenders expressly reserve the right to exercise any and all of their rights and remedies under the Credit Agreement, any other Loan Document and applicable law in respect of any Default or Event of Default.

5.03.    References.

(a)    From and after the Effective Date, (i) the Credit Agreement, the other Loan Documents and all agreements, instruments and documents executed and delivered in connection with any of the foregoing shall each be deemed amended hereby to the extent necessary, if any, to give effect to the provisions of this Twenty-first Amendment and (ii) all of the terms and provisions of this Twenty-first Amendment are hereby incorporated by reference into the Credit Agreement, as applicable, as if such terms and provisions were set forth in full therein, as applicable.

Exhibit 10.11.21

(b)    From and after the Effective Date, (i) all references in the Credit Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended hereby and (ii) all references in the Credit Agreement, the other Loan Documents or any other agreement, instrument or document executed and delivered in connection therewith to “Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended hereby.
5.04.    Governing Law. THIS TWENTY-FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.05.    Severability. The provisions of this Twenty-first Amendment are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Twenty-first Amendment in any jurisdiction.

5.06.    Counterparts. This Twenty-first Amendment may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this Twenty-first Amendment by telefacsimile or electronic mail shall be equally effective as delivery of a manually executed counterpart. A complete set of counterparts shall be lodged with the Administrative Borrower, Agent and each Lender.

5.07.    Headings. Section headings in this Twenty-first Amendment are included herein for convenience of reference only and shall not constitute a part of this Twenty-first Amendment for any other purpose.

5.08.    Binding Effect; Assignment. This Twenty-first Amendment shall be binding upon and inure to the benefit of Borrowers, Agent and the Lenders and their respective successors and assigns; provided, however, that the rights and obligations of Borrowers under this Twenty-first Amendment shall not be assigned or delegated without the prior written consent of Agent and the Lenders.

5.09.    Expenses. Borrowers agree to pay Agent upon demand, for all reasonable expenses, including reasonable fees of attorneys and paralegals for Agent and the Lenders (who may be employees of Agent or the Lenders), incurred by Agent and the Lenders in connection with the preparation, negotiation and execution of this Twenty-first Amendment and any document required to be furnished herewith.

5.10.    Integration. This Twenty-first Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

[Signature page follows]

Exhibit 10.11.21

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-first Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ADMINISTRATIVE BORROWER:
TRC COMPANIES, INC., a Delaware corporation, as Administrative Borrower, on behalf of itself and all other Borrowers
By: /s/ Martin H. Dodd
Name: Martin H. Dodd
Title: Senior Vice President

AGENT AND LENDERS: WELLS FARGO CAPITAL FINANCE, INC. (formerly known as WELLS FARGO FOOTHILL, INC.), as Agent and as Lender By: /s/ Jason Shanahan Name: Jason Shanahan Title: Vice President

[SIGNATURE PAGE OF TWENTY-FIRST AMENDMENT TO CREDIT AGREEMENT]

Exhibit 10.11.21

Annex A to Twenty-first Amendment
Schedule C-1
Commitments

Lender	Revolver Commitment	Total Commitment
Wells Fargo Capital Finance, Inc.	$50,000,000.00	$50,000,000.00

All Lenders	$50,000,000.00	$50,000,000.00